Exhibit 10.16

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT

TREATS AS PRIVATE OR CONFIDENTIAL.

LETTER AGREEMENT

THIS LETTER AGREEMENT (this “Agreement”) is made as of May 16, 2023 between ENGENE INC., (the “Corporation”), Investissement Quebec (“IQ”), Forbion European Acquisition Corp. (“FEAC”), and enGene Holdings Inc. (“Newco” and together with the Corporation, FEAC and IQ, the “Parties”).

RECITALS:

A.

The Corporation proposes to enter into an amended and restated note purchase agreement (the “Note Purchase Agreement”) dated the date hereof with Forbion Capital Fund III Cooperatief U.A., Fonds de Solidarité des Travailleurs du Québec (F.T.Q.), Lumira Ventures III, L.P., Lumira Ventures III (International), L.P., Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck Lumira Biosciences Fund, L.P., Merck Lumira Biosciences Fund (Québec), L.P., Forbion Growth Sponsor FEAC I B.V. and IQ (collectively, the “Investors”) pursuant to which Corporation shall issue certain convertible promissory notes in substantially the form attached to the Note Purchase Agreement as Exhibit B (each, a “Note” and collectively, the “Notes”) to the Investors on the terms and conditions set forth therein.

B.

The Corporation and IQ propose to enter into the fourth amended and restated majority shareholders agreement (the “Majority Shareholders Agreement”) dated the date hereof with the Investors, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., 396419 B.C. Ltd., Paul Erickson, and those shareholders listed on Schedule B attached thereto.

C.	The Corporation, FEAC and Newco propose to enter into a business combination agreement dated as of the date hereof (the “BCA”).

D.

Pursuant to the Transactions, the Corporation will, among other things, amalgamate with a to be formed wholly owned subsidiary of FEAC and exchange all the Corporation’s shares, options and warrants for shares, options and warrants of Newco.

E.

Concurrently with the execution and delivery of the BCA, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached to the BCA (the “Subscription Agreement” and collectively, the “Subscription Agreements”) with FEAC and Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions, to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by Newco after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing) the number of FEAC Class A Shares (or after the Assumption, Newco Shares) provided for in the applicable Subscription Agreement (as amended by the applicable Subscriber Side Letter Agreement) in exchange for the purchase price set forth therein (the aggregate purchase price under the Subscription Agreements and the Side Letter Agreements, the “PIPE Financing Amount”, and the equity financing under the Subscription Agreements and the Side Letter Agreements is hereinafter referred to as the “PIPE Financing”), in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement.

F.

Concurrently with the execution and delivery of the BCA, Newco, FEAC and a FEAC Shareholder (as defined in the BCA) are entering into a non-redemption agreement, substantially in the form attached to the BCA (the “Non-Redemption Agreement”), pursuant to which, among others, FEAC will issue additional FEAC Class A Shares and FEAC Warrants (or after the Assumption, Newco will issue additional Newco Shares and Newco Warrants) to such FEAC Shareholder in consideration of such FEAC Shareholder’s commitment not to redeem its FEAC Class A Shares in connection with the FEAC Shareholder Approval, on the terms and subject to the conditions set forth in the Non-Redemption Agreement.

G.

Newco has made certain representations and warranties to the PIPE Investors in the Subscription Agreements and wishes to make the same representations and warranties to IQ; and FEAC has made certain representations and warranties to the PIPE Investors in the Subscription Agreements and wishes to make some of these representations and warranties to IQ.

H.	The Parties acknowledge that the head office of the Corporation is currently maintained in the Province of Quebec.

I.

In connection with IQ entering into the Note Purchase Agreement and purchasing the Notes, IQ and the Corporation wish to enter into this Agreement to set out additional terms and conditions between the Parties.

NOW, THEREFORE in consideration of the above recitals and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms. Defined terms used herein and not otherwise defined shall have the meaning ascribed to them in the Note Purchase Agreement. As used in this Agreement, the following terms have the following meanings:

“Affiliates” has the meaning given to it in the National Instrument 45-106—Prospectus Exemptions on the date of this Agreement.

“Assumption” has the meaning ascribed to it in the recitals.

“BCA” has the meaning ascribed to it in the recitals.

“ Board” means the board of directors of the Corporation.

“Class A Preferred Shares” means the Class A Preferred shares in the capital of the Corporation.

“Class B Preferred Shares” means the Class B Preferred shares in the capital of the Corporation.

“Class C Preferred Shares” means the Class C Preferred shares in the capital of the Corporation, issuable in series, one series being designated Series 1 Class C Preferred Shares, one series being designated Series 2 Class C Preferred Shares, one series designated Series 3 Class C Preferred Shares and one series being designated Series 4 Class C Preferred Shares. “Common Shares” means the Common shares in the capital of the Corporation.

“Closing” has the meaning ascribed to it in the BCA.

“Closing Date” has the meaning ascribed to it in the BCA.

“Convertible Securities” means any evidence of indebtedness, shares, options, units, warrants, subscription rights or other securities directly or indirectly (and with or without consideration) convertible into or exchangeable or exercisable for Corporation’s Shares which, for greater certainty, shall include the Notes.

“Corporation’s Shares” means the Common Shares, the Non-Voting Common Shares, the Class A Preferred Shares, the Class B Preferred Shares and the Class C Preferred Shares, and where the context permits, includes (i) any securities into which such shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of the Corporation or of any other person received by the holders of such shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Corporation (other than the Transactions), and (iii) any securities of the Corporation which are received by any one or more persons as a stock dividend or distribution on or in respect of such shares.

“ESOP” means the amended and restated equity incentive plan of the Corporation dated June 29, 2021 and as may be further amended and/or restated from time to time in accordance with the terms of this Agreement.

“FEAC” has the meaning ascribed to it in the recitals.

“FEAC Class A Shares” means FEAC’s Class A ordinary shares, $0.0001 par value.

“FEAC Reorganization” has the meaning ascribed to it in the BCA.

“Fully Diluted Basis” at any time means all Common Shares then outstanding, provided that (A) all options authorized pursuant to the ESOP are deemed to have been granted and exercised in accordance with the ESOP, and Common Shares issuable as a result thereof are deemed to have been issued and to form part of the holdings of the person(s) entitled to receive such Common Shares, and (B) all equity securities of the Corporation then outstanding which are convertible or exchangeable into Common Shares (directly or indirectly through exchange into shares which are themselves convertible into Common Shares) are deemed to have been fully converted and exchanged into Common Shares, in accordance with the special rights and restrictions attached thereto, and Common Shares issuable as a result thereof are deemed to have been issued and to form part of the holdings of the person(s) entitled to received such Common Shares.

“Investors” has the meaning ascribed to it in the recitals.

“IQ Entity” means (i) the Government of Quebec, (ii) any other person acting as agent for the Government of Quebec, (iii) any, direct or indirect, subsidiary of IQ, (iv) any entity resulting from a reorganization or a merger of IQ or to which IQ’s assets are transferred following its liquidation or dissolution, (v) any entity of which the majority of the members or directors are appointed by the Government of Quebec or by one of its Ministers, (vi) any entity controlled by the Government of Quebec or by one of its Ministers, acting in such capacity, or by any other person referred to in (ii), (iii), (iv) or (v) herein, in each case acting in such capacity.

“IQ Observer” has the meaning ascribed to it in Section 3.2.

“Majority Shareholders Agreement” has the meaning ascribed to it in the recitals.

“Newco Board” means the board of directors of Newco.

“Newco Directors” means the directors of Newco.

“Newco Shares” means common shares of Newco.

“Non-Voting Common Shares” means the Non-Voting Common shares in the capital of the Corporation.

“Note Purchase Agreement” has the meaning ascribed to it in the recitals.

“Notes” has the meaning ascribed to it in the recitals.

“PIPE Financing Amount” has the meaning ascribed to it in the recitals.

“PIPE Financing” has the meaning ascribed to it in the recitals.

“PIPE Investors” has the meaning ascribed to it in the recitals.

“Plan of Arrangement” has the meaning ascribed to it in the recitals.

“Side Letter Agreement” has the meaning ascribed to it in the BCA.

“Subscription Agreement” has the meaning ascribed to it in the recitals.

“Transactions” has the meaning ascribed to it in the BCA.

“Transaction Agreements” means this Agreement, the Note Purchase Agreement, the Majority Shareholders Agreement and any other agreement to be entered into by IQ in connection with the transactions contemplated herein.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Newco. The representations and warranties made by Newco in favour of the PIPE Investors in section 2.3 of the Subscription Agreement shall be made, mutatis mutandis, in favour of IQ.

2.2 Representations and Warranties of FEAC. The representations and warranties made by FEAC in favour of the PIPE Investors in sections 2.2.6, 2.2.9, 2.2.11, 2.2.13,2.2.14, 2.2.15 and 2.2.16 of the Subscription Agreement shall be made, mutatis mutandis, in favour of IQ.

2.3 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of Newco and FEAC contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and shall survive until such date as the representations and warranties made by Newco and FEAC to the PIPE Investors in the Subscription Agreements cease to survive.

2.4 FEAC Trust Waiver. In addition to the waiver of Newco and the Corporation pursuant to Section 8.17 of the BCA, and notwithstanding anything to the contrary set forth herein, IQ acknowledges that FEAC has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). IQ acknowledges that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Agreement; provided, however, that nothing in this Section shall (x) serve to limit or prohibit IQ’s right to pursue a claim against FEAC for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, or (y) serve to limit or prohibit any claims that IQ may have in the future against FEAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event IQ has any Claim against FEAC under this Agreement, IQ shall pursue such Claim solely against FEAC and its assets outside the Trust Account and not against the property or any monies in the Trust Account. IQ agrees and acknowledges that such waiver is material to this Agreement and has been specifically relied upon by FEAC to induce FEAC to enter into this Agreement and IQ further intends and understands such waiver to be valid, binding and enforceable under applicable law. Notwithstanding the foregoing, in no event shall the terms of this Section apply to any money or other assets held outside the Trust Account. In the event IQ, in connection with this Agreement, commences any action which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of FEAC’s or Newco’s shareholders, whether in the form of monetary damages or injunctive relief, IQ shall be obligated to pay to FEAC and Newco all of their reasonable legal fees and costs in connection with any such action in the event that FEAC and Newco prevail in such action.

ARTICLE 3

COVENANTS

3.1	Québec Conditions.

(a)

From the date hereof until the earlier of (1) the date that IQ ceases to hold any Notes or Corporation’s Shares and (2) the Closing Date, the Corporation will, unless it receives prior written consent from IQ:

(i)	maintain its head office in the Province of Québec,

(ii)	maintain operations in the Province of Québec,

(iii)	maintain a research and development centre in the Province of Québec, and

(iv)

engage at least 20 employees which are residents and work in the Province of Québec (the “Employment Threshold”), provided that, if in good faith, the Board determines that maintaining the Employment Threshold puts the Corporation at risk of bankruptcy, insolvency or determines that it is in the best interests of the Corporation to effect a general reduction in workforce, IQ shall not unreasonably withhold consent to reduce the Employment Threshold.

(b)

From the time that IQ first holds Newco Shares until the earlier of (1) the date that IQ ceases to hold at least 2% of Newco on a Fully Diluted Basis, and (2) the date that is five years after the date hereof, unless it receives prior written consent from IQ:

(i)	Newco will maintain its head office in the Province of Québec, and

(ii)	Newco shall cause the Corporation to:

(A)	maintain operations in the Province of Québec,

(B)	maintain a research and development centre in the Province of Québec, and

(C)

maintain the Employment Threshold, provided that, if in good faith, the Newco Board determines that maintaining the Employment Threshold puts the Corporation at risk of bankruptcy, insolvency or determines that it is in the best interests of the Corporation to effect a general reduction in workforce, IQ shall not unreasonably withhold consent to reduce the Employment Threshold.

3.2 Observer. After the closing of the Transactions, IQ will, for so long as IQ holds shares representing, in aggregate, ownership of greater than 2% of Newco on a Fully Diluted Basis, be permitted to have an observer (the “IQ Observer”) attend any meeting of the Newco Board subject to the terms and conditions of a Board Observer Agreement to be negotiated in good faith between Newco and IQ on the basis of the term sheet attached hereto as Exhibit A, and entered into in connection with the closing of the Transactions.

3.3 Registration Statement and Cleansing. Conditional on the Closing, the covenants made by FEAC and Newco in favour of the PIPE Investors in section 4 (Registration Statement) with respect to the Securities (as defined below) and section 7 (Cleansing Statement; Disclosure) of the Subscription Agreements shall be made, mutatis mutandis, in favour of IQ and such covenants will survive the execution and delivery of this Agreement and shall survive until such date as the covenants made by the FEAC and Newco to the PIPE Investors in the Subscription Agreements cease to survive; provided that for purposes of Section 7.1, the first sentence shall read as follows:

“Newco shall use commercially reasonable efforts to publicly file a registration statement on Form S-4 with respect to the Transactions with the Commission as soon as reasonably practicable following the date of this Subscription Agreement (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material nonpublic information that FEAC or its officers, directors, employees or agents has provided to Subscriber prior to the filing of the Disclosure Document.

For greater certainty, in the event of the Closing, all common shares and warrants (including the common shares underlying the warrants) (collectively, the “Securities”) of Newco to be issued to IQ in exchange for IQ’s common shares and warrants (including the common shares underlying the warrants) of the Corporation following the conversion of the Notes and in connection with the Transaction, shall be registered for resale pursuant to the Registration Statement referred to in the Subscription Agreement.

3.4 Reporting Issuer in Canada. In addition, Newco shall prepare and file with the Autorité des marchés financiers du Québec and the securities regulator of each other province or as FEAC and the Corporation may mutually agree, a preliminary and final non-offering prospectus in sufficient time for Newco to become a reporting issuer in the Province of Québec promptly following the Closing Date.

3.5 Disclosure to IQ Affiliates. Nothing in the Transaction Agreements, or any other agreement entered into by IQ with the Corporation shall be construed as preventing IQ or IQ’s Observer from providing any confidential information to (i) any of IQ’s Affiliates or any IQ Entities, notwithstanding the foregoing, IQ shall not be permitted to provide any confidential information to any portfolio company of IQ, IQ’s Affiliates or an IQ Entity, (ii) the Autorité des marchés financiers du Québec and the Vérificateur general du Québec as required by applicable law. Additionally, the Corporation acknowledges that IQ is subject to An Act Respecting Access to Documents Held by Public Bodies and the Protection of Personal Information (Quebec), as the same may be amended or replaced from time to time, and all regulations from time to time promulgated thereunder (the “Québec Act”). IQ shall be responsible for compliance with the terms of the Observer Agreement by the IQ Observer and IQ’s Affiliates, IQ Entities and any party IQ shares confidential information with as permitted by this Agreement.

3.6 Proceedings to Resist Disclosure. The Corporation will not require IQ to join the Corporation in proceedings to resist any disclosure that IQ would otherwise be required to make in accordance with the terms of the Québec Act. The Corporation also acknowledges that IQ is subject to laws, regulations, policies and directives that may require IQ or its officers, directors, employees and agents to provide confidential information to governmental authorities.

3.7 Confidentiality. The Parties hereto confirm and agree that all information provided prior to this time is subject to the confidentiality obligations agreed to in that wall cross email agreement dated on or about April 17, 2023 regarding Forbion European Acquisition Corp. and enGene, Inc., as amended or modified.

ARTICLE 4

GENERAL

4.1 Fees and Expenses.

(1) The Corporation acknowledges that all reasonable costs, fees and expenses incurred by the IQ and their counsel with respect to the Transaction Agreements, the Transactions and the documents and transactions contemplated herein shall be paid by the Corporation to a maximum of C$180,000 plus applicable taxes, which the IQ legal counsel shall invoice directly to the Corporation following the Second Tranche Closing (as defined in the Note Purchase Agreement).

(2) Prior to the execution of the French version of the Transaction Agreements, a legal opinion addressed to the Parties shall be delivered by the counsel to the Corporation confirming that the French version of each Transaction Agreement is in all material respects equivalent to the English version of such Transaction Agreement and that the French version and English version of the Transaction Agreement are not susceptible to any materially different interpretations with respect to any matter contained therein. Expenses relating to the preparation of the Transaction Agreements in the French language and to the opinion regarding such translation shall be entirely borne by the Corporation.

(3) Each of the Corporation, FEAC and Newco shall pay its own costs, fees and expenses incurred in connection with this Agreement and the documents and transactions contemplated herein.

4.2 Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3 Governing Law. This Agreement will be governed by the laws of the Province of Quebec without regard to conflict of law principles that would result in the application of any law other than the law of the Province of Quebec and the federal laws of Canada applicable therein.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and are deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the Party to be notified, (ii) when sent, if sent by e-mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications will be sent to the respective Parties at their address as set forth on their signature page, or to such e-mail or address as subsequently modified by written notice given in accordance with this Section 4.5. If notice is given to the Corporation, a copy will also be sent to (which will not constitute notice): Blake, Cassels & Graydon LLP, 595 Burrard Street, Suite 2600, Three Bentall Centre, Vancouver, B.C. V7X 1L3, Canada, Attention: Joseph Garcia, Email: joseph.garcia@blakes.com, as well as to the other Investors in accordance with the foregoing.

4.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance thereof waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Parties.

4.7 Severability. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision.

4.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting Party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, will be cumulative and not alternative.

4.9 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to its subject matter, and any other written or oral agreement relating to its subject matter existing between the Parties are expressly cancelled.

4.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties hereto without the prior written consent of the other Parties, and any such assignment without such prior written consent will be null and void. Notwithstanding the foregoing, IQ may assign or delegate any of its rights, interests or obligations under this Agreement to an IQ Entity without the prior written consent of the other Parties.

4.11 Dispute Resolution. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of Quebec for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of Quebec, and (iii) hereby waive, and agree not to assert, by way of motion, as a defence, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or their subject matter may not be enforced in or by such court.

4.12 Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Parties unless otherwise required by applicable law or applicable stock exchange regulation, and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication. Notwithstanding the foregoing, IQ is entitled as a governmental institutional investor subject to reporting and transparency requirements to publicly disclose the main terms and conditions of its investment in the Corporation (including the amount of the investment), the name of the Corporation, the nature of the business and the number of employees of the Corporation.

4.13 Language. At the express demand of the Parties, this Agreement has been drafted in the English language and French Language. Each of the French and English language versions of this Agreement shall be read and construed as one and the same instrument.

4.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via e-mail (including pdf or any electronic signature complying with applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered is deemed to have been duly and validly delivered and be valid and effective for all purposes. The Parties agree that IQ has signed the French version of this Agreement and the French version and English version will constitute one and the same instrument and the delivery of the French version or English version is deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Side Letter as of the date first written above.

ENGENE INC.

By:	/s/ Anthony Cheung
Name: Anthony Cheung
Title: Chief Technology Officer

Address:

7171 Rue Frederick Banting Saint-Laurent, QC H4S 1Z9

Attention: Anthony Cheung Email: acheung@engeneinc.com

ENGENE HOLDINGS INC.

By:	/s/ Richard Glickman
Name: Richard Glickman
Title: Director

Address:

7171 Rue Frederick Banting Saint-Laurent, QC H4S 1Z9

Attention: Richard Glickman Email:

INVESTISSEMENT QUEBEC*

By:	/s/ Didier Leconte
Name: Didier Leconte
Title: Vice President, Life Sciences & Technology

By:	/s/ Louis-Étienne Fortier
Name: Louis-Étienne Fortier
Title: Directeur principal, Investissement, Sciences de la vie

Address: 1001, boul. Robert-Bourassa, bureau 1000 Montréal (Québec) H3B 4L4

Attention: Didier Leconte and Louis-Étienne Fortier Email: Didier.Leconte@invest-quebec.com Louis-Etienne.Fortier@invest-quebec.com

*	Investissement Quebec executed the French version of this Letter Agreement.

FORBION EUROPEAN ACQUISITION CORP.

By:	/s/ Wouter Joustra
Name: Wouter Joustra
Title: Director

Address:	Gooimeer 2-35, 1411 DC Naarden
The Netherlands

Attention: C. Lesser
Email: cyril.lesser@forbion.com

[Signature Page – enGene Side Letter – IQ Bridge]

EXHIBIT A

TERM SHEET

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